EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-08189 and No. 333-62659) pertaining to the AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan and the Registration Statement (Form S-8 No. 333-116827) pertaining to the AirNet Systems, Inc. 2004 Stock Incentive Plan of our report dated March 26, 2008, with respect to the consolidated financial statements and financial statement schedule of AirNet Systems, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Columbus, Ohio
March 26, 2008